EXHIBIT 10.1
SCHEDULE B

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2009 PERFORMANCE GOALS AND AWARD SCHEDULE

Company Portion
Factor (Weight)	Threshold	Target	Optimum
1) Return on Average Assets (30%)	.59	.80	1.01
2) 2009 Business Objectives (70%)	Meets 3 of 5 objectives	Meets 4 of 5 objectives	Meets / Exceeds all objectives

Award Level (% of base)
Category	Threshold	Target	Optimum
A	15%	50%	75%
B	10%	25%	40%
C	5%	15%	25%

Individual Award (Based on Individual Performance – % of base pay)
A	Plus or Minus 10%
B	Range 0% to 20% - Target 7%
C	Range 0% to 20% - Target 10%

Parameters:

❑	Company measures are independent. May still pay out award if only one measure meets/exceeds threshold.

❑	Return on Average Assets will be adjusted and exclude OTTI impact, Trust preferred mark impact, and any other material “non operating” extraordinary item as determined by the Compensation Committee.

❑	2009 Business Objectives will be the five goals established by the Board in late 2008 as key strategic items during this extraordinary economy and time period.

❑	Mix of company award/individual award at Target Category B 78%-22%; Category C 60%-40%.

❑
Individual portion pool will be budgeted and accrued at Target, company award accrued according to performance during the year.  Individual Performance award will be based on performance of specific objectives, established at the beginning of each year.  If there is no company award, individual awards may or may not be paid.

❑	Awards for performance between Threshold, Target and Optimum will be interpolated. Awards above Optimum will increase at the same rate as between Target and Optimum.

❑
An employee must be continuously employed through award payment date to receive an award, except for death, disability, involuntary termination (not for cause) and retirement, when awards will be prorated.

❑
In certain circumstances an individual participant’s performance may be determined to be inadequate and the participant would not receive any award under this plan, including the award calculated for company performance.

Individual Matching Account – For 2009 the Individual Matching Deferral Account will be established at 33.3% of each individual’s award.

Peer Performance Lever – The above awards are determined by internally established objectives which, at the beginning of the year, represent strong performance relative to peers. During the year overall financial markets and the economy may change. With this change National Penn’s relative peer performance may be better or worse than anticipated. The Committee may increase or decrease the above awards based on that peer performance.  Following are possible guidelines:

•	Top Quartile – no less than target award level
•	Second Quartile – no less than 20% below target award
•	Third Quartile – no more than target award level
•	Fourth Quartile – no more than threshold award level

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